Exhibit 3.1

Treace Medical Concepts, Inc.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Treace Medical Concepts, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows.

1. The name of this corporation is Treace Medical Concepts, Inc. and that this corporation was originally organized as a limited liability company in the state of Florida and was converted into a Delaware corporation pursuant to the General Corporation Law on July 1, 2014, under the name Treace Medical Concepts, Inc.

2. The Board of Directors of this corporation duly adopted resolutions proposing to further amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

3. Exhibit A referred to above is attached hereto as Exhibit A and is hereby incorporated herein by this reference. This Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. This Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 16th day of April 2021.

By:	/s/ John T. Treace

John T. Treace, President
Treace Medical Concepts, Inc.

Exhibit A

STATE OF DELAWARE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

TREACE MEDICAL CONCEPTS, INC.

A STOCK CORPORATION

Article 1. Name

The name of this corporation is Treace Medical Concepts, Inc. (the “Corporation”).

Article 2. Registered Agent and Office

The Corporation’s registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The registered agent in charge thereof is The Corporation Trust Company.

Article 3. Purpose

The purpose for which this corporation is formed is to design, manufacture and commercialize medical products and any other lawful purpose for which a corporation may be formed under Delaware law.

Article 4. Principal Office

The business address of the Corporation’s principal office is 203 Fort Wade Road, Suite 150, Ponte Vedra, FL 32081.

Article 5. Effective Date; Duration

The effective date of incorporation of this corporation is July 1, 2014. The period of this corporation’s duration is perpetual.

Article 6. Name of Incorporator

The name of the incorporator is John T. Treace.

Article 7. Directors

7.1. Initial Directors

The number of directors constituting the initial board of directors is four.

7.2. Changes in Authorized Number of Directors

Subject to any additional vote required by the Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the bylaws of the Corporation. Each director shall be entitled to one vote on each matter presented to the Board of Directors.

7.3. Removal of Directors and Officers

Any officer elected or appointed by the board of directors, or by the Executive Committee, or by the stockholders, or any member of the Executive Committee, or of any other standing committee, or any director of this corporation may be removed at any time, with or without cause, in such manner as shall be provided in the bylaws of this corporation.

7.4. Specific Powers of Directors

(a) In furtherance and not in limitation of the powers conferred upon the board of directors by statute, the board of directors is expressly authorized, without any vote or other action by stockholders other than such as at the time shall be expressly required by statute or by the provisions of this Amended and Restated Certificate of Incorporation, as amended, or of the bylaw, to exercise all of the powers, rights and privileges of the Corporation (whether expressed or implied in this Amended and Restated Certificate of Incorporation or conferred by statute) and to do all acts and things which may be done by the Corporation, including, without limiting the generality of the above, the right:

(i) Pursuant to a provision of the bylaw, by resolution adopted by a majority of the actual number of directors elected and qualified, to designate from among its members an executive committee and one or more other committees, each of which, to the extent provided in that resolution or in the bylaw, shall have and exercise all the authority of the board of directors except as otherwise provided by law;

(ii) To make, alter, amend or repeal bylaws for the Corporation;

(iii) To authorize the issuance from time to time of all or any shares of the Corporation, now or in the future authorized, part paid receipts or allotment certificates in respect of any such shares, and any securities convertible into or exchangeable for any such shares (regardless of whether those shares, receipts, certificates or securities be unissued or issued and subsequently acquired by the Corporation), in each case to such corporations, associations, partnerships, firms, individuals or others (without offering those shares or any part of them to the holders of any shares of the Corporation of any class now or in the future authorized), and for such consideration (regardless of whether more or less than the par value of the shares), and on such terms as the board of directors from time to time in its discretion lawfully may determine;

(iv) From time to time to create and issue rights or options to subscribe for, purchase or otherwise acquire any shares of stock of the Corporation of any class now or in the future authorized or any bonds or other obligations or securities of the Corporation (without offering the same or any part of them to the holders of any shares of the Corporation of any class now or in the future authorized);

(v) In furtherance and not in limitation of the provisions of the above subdivisions (iii) and (iv), from time to time to establish and amend plans for the distribution among or sale to any one or more of the officers or employees of the Corporation, or any subsidiary of the Corporation, of any shares of stock or other securities of the Corporation of any class, or for the grant to any of such officers or employees of rights or options to subscribe for, purchase or otherwise acquire any such shares or other securities, without in any case offering those shares or any part of them to the holders of any shares of the Corporation of any class now or in the future authorized; such distribution, sale or grant may be in addition to or partly in lieu of the compensation of any such officer or employee and may be made in consideration for or in recognition of services rendered by the officer or employee, or to provide the individual with an incentive to serve or to agree to serve the Corporation or any subsidiary of the Corporation, or otherwise as the board of directors may determine; and

(vi) To sell, lease, exchange, mortgage, pledge, or otherwise dispose of or encumber all or any part of the assets of the Corporation unless and except to the extent otherwise expressly required by statute.

(b) The board of directors, in its discretion, may from time to time:

(i) Declare and pay dividends upon the authorized shares of stock of the Corporation out of any assets of the Corporation available for dividends, but dividends may be declared and paid upon shares issued as partly paid only upon the basis of the percentage of the consideration actually paid on those shares at the time of the declaration and payment;

(ii) Use and apply any of its assets available for dividends, subject to the provisions of clause 7.5(c) of this Amended and Restated Certificate of Incorporation, in purchasing or acquiring any of the shares of stock of the Corporation; and

(iii) Set apart out of its assets available for dividends such sum or sums as the board of directors may deem proper, as a reserve or reserves to meet contingencies, or for equalizing dividends, or for maintaining or increasing the property or business of the Corporation, or for any other purpose it may deem conducive to the best interests of the Corporation. The board of directors in its discretion at any time may increase, diminish or abolish any such reserve in the manner in which it was created.

7.5. Power to Issue Shares

The board of directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issue of preferred stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of such shares, of each such series.

The authority of the board of directors with respect to each such series shall include a determination of the following, which may vary as between the different series of preferred stock:

(a) The number of shares constituting the series and the distinctive designation of the series;

(b) The dividend rate on the shares of the series, the conditions and dates upon which dividends on such shares shall be payable, the extent, if any, to which dividends on such shares shall be cumulative, and the relative rights of preference, if any, of payment of dividends on such shares;

(c) Whether or not the shares of the series are redeemable and, if redeemable, the time or times during which they shall be redeemable and the amount per share payable on redemption of such shares, which amount may, but need not, vary according to the time and circumstances of such redemption;

(d) The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of this corporation, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

(e) Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by this corporation of the shares of the series;

(f) The right, if any, to exchange or convert shares of the series into other securities or property, and the rate or basis, time, manner and condition of exchange or conversion;

(g) The voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by law; and

(h) Any other terms, conditions or provisions with respect to the series not inconsistent with the provisions of this Article or any resolution adopted by the board of directors pursuant to this Article.

7.6. Indemnification

(a) The Corporation shall, to the full extent permitted under applicable law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that [he/she] is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fee), judgments, fines and amounts paid in settlement actually and reasonably incurred by [him/her] in connection with such action, suit or proceeding if [he/she] acted in good faith and in a manner [he/she] reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe [his/her] conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which [he/she] reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that [his/her] conduct was unlawful.

(b) The Corporation shall, to the full extent permitted under applicable law, indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that [he/she] is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by [him/her] in connection with the defense or settlement of such action or suit if [he/she] acted in good faith and in a manner [he/she] reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of [his/her] duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such other court shall deem proper.

(c) To the extent that any person referred to in paragraphs (a) and (b) of this article has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, [he/she] shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by [him/her] in connection therewith.

(d) Any indemnification under paragraphs (a) and (b) of this article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because [he/she] has met the applicable standard of conduct set forth in paragraphs (a) and (b) of this article. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

(e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that [he/she] is entitled to be indemnified by the Corporation as provided in this article.

(f) The indemnification provided by this article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in [his/her] official capacity and as to action in another capacity while holding such office, shall be interpreted so as to allow indemnification to the full extent permitted by applicable law, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against [him/her] and incurred by [him/her] in any such capacity, or arising out of [his/her] status as such, whether or not the Corporation would have the power to indemnify [him/her] against such liability under the provisions of this Article 7.6.

(h) For the purposes of this article, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as [he/she] would if [he/she] had served the resulting or surviving corporation in the same capacity.

Article 8. Capitalization

8.1. Number and Classes of Shares

Effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each 1.0 share of Class A common stock issued and outstanding shall be reclassified as 1.3375 shares of Class A common stock and each 1.0 share of Series A Preferred Stock (defined below) issued and outstanding shall be reclassified as 1.3375 shares of Preferred Stock (the “Stock Split”).

Each stock certificate representing shares of any class or series of Class A common stock or Class A preferred stock immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of the class or series of Class A common stock or Class A preferred stock into which such shares shall have been reclassified pursuant to the Stock Split; provided, however, that each holder of any stock certificate(s) that represented shares of Class A common stock or Class A preferred stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more certificates (or book entry shares) evidencing and representing the number of shares of Class A common stock or Class A preferred stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Stock Split.

No fractional shares shall be issued for shares of Class A common stock or Class A preferred pursuant to the Stock Split. If the Stock Split would result in the issuance of any fractional share of any class or series of Class A common stock or Class A preferred, the Corporation shall, in lieu of issuing any such fractional share, pay cash in an amount equal to the fair value of such fractional share (as determined in good faith by the board of directors of the Corporation). All applicable share, per share and dollar references in this Amended and Restated Certificate of Incorporation requiring adjustment for the Stock Split have been adjusted herein.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is Seventy Three Million Five Hundred Sixty Two Thousand Five Hundred (73,562,500), divided into Sixty-Six Million Eight Hundred Seventy-Five Thousand (66,875,000) shares of Class A common stock, at $0.001 par value each, and Six Million Six Hundred Eight Seven Thousand Five Hundred (6,687,500) shares of Class A preferred stock, at $0.001 par value each.

The classes of stock shall be issuable in one or more series with such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights, and corresponding qualifications, limitations or restrictions, as shall be stated and expressed in this Amended and Restated Certificate of Incorporation or any amendment to it, or in the resolution or resolutions providing for the issue of such stock, or series of stock, adopted, at any time and from time to time, by the board of directors of the Corporation pursuant to the authority hereby expressly vested in the board of directors.

8.2. Reserved Shares

Such numbers of shares of common stock as may from time to time be required for such purpose shall be reserved for issuance: (i) upon conversion of any shares of preferred stock or any obligation of this corporation convertible into shares of common stock; (ii) upon exercise of any options or warrants to purchase shares of common stock; and (iii) upon grant of shares of common stock pursuant to any stock plan adopted by the Corporation.

8.3. Amendment of Capital Provisions

This Article 8 can be amended only by the vote or written consent of the holders of a majority of the outstanding shares entitled to vote.

Article 9. Series A Convertible Preferred Stock

1. Designation. There will be a series of such Class A Preferred Stock that will be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock” or “Preferred Stock”) and the number of Shares constituting such series will be 6,687,500. The preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock will be as set forth herein.

2. Defined Terms. For purposes of this Article 9 only, the following terms will have the following meanings:

“Automatic Conversion Event” means any of the following events: (a) a Liquidation; (b) a Change of Control Transaction; (c) an Initial Public Offering; or (d) the affirmative vote of the holders of sixty percent (60%) of the Shares to approve the conversion of all the Shares.

“Corporation” means Treace Medical Concepts, Inc.

“Change of Control Transaction” means the occurrence after the Issuance Date of any of the following: (a) an acquisition by a Person or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of more than 50% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (d) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (c) above.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Corporation. The Class A Common Stock is sometimes referred to collectively as the “Common Stock”.

“Conversion Price” will as of the filing date be $1.19626 per Share and after the filing date will be subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions as provided in Section 5.1(d) of this Article 9.

“Dividend Payment Date” has the meaning set forth in Section 3.1 of this Article 9.

“Equivalent Dividend Payment” has the meaning set forth in Section 3.2 of this Article 9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which will be in effect at the time.

“Initial Public Offering” means a fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale by the Corporation of its capital stock in which the aggregate net proceeds to the Corporation, after deducting underwriters’ discounts and commissions, equals or exceeds $40,000,000.

“Issuance Date” means, for any Share of Series A Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

“Liquidation” means a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Original Issue Price” means as of the filing date $1.19626.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which will be in effect at the time.

“Series A Preferred Stock” has the meaning set forth in Section 1 of this Article 9.

“Share” means a share of Series A Preferred Stock.

“Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement dated as of December 31, 2014, or any successor agreement thereto, between the Corporation and any Person who acquires or receives the right to acquire any shares of capital stock of the Company.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

3. Dividends.

3.1 Accrual and Payment of Dividends. From and after the Issuance Date of any Share, dividends on such Share will accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 8% per annum on the Original Issue Price. All accrued dividends on any Share will be paid only when, as and if declared by the Board out of funds legally available therefor or upon a conversion of the Series A Preferred Stock in accordance with the provisions of Section 5.1(c) of this Article 9; provided, that to the extent not paid on the last day of December of each calendar year (each such date, a “Dividend Payment Date”), all accrued dividends on any share will accumulate on the applicable Dividend Payment Date whether or not declared by the Board and will remain accumulated dividends until paid pursuant hereto or converted pursuant to Section 5 of this Article 9. All accrued dividends on the Shares will be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Common Stock or any other Series of Preferred Stock, other than to (a) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock, (b) repurchase Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase, or (c) repurchase Common Stock held by stockholders upon exercise of rights of first refusal or other repurchase rights set forth in the Stockholders’ Agreement.

3.2 In-kind Payment. Where the Board declares dividends on the Shares to be paid in kind, such dividend will be paid in shares of Class A Common Stock in accordance with the following calculations and procedures unless otherwise determined by the Board. As of each December 31 on which any Shares remain outstanding, the Corporation will determine the value of the dividend payment due (the “Equivalent Dividend Payment”) calculated at 8% per annum on the Original Issue Price for that calendar year (or for the year ended December 31, 2017, for the period between the Issuance Date and December 31, 2017). The Corporation will engage an independent appraiser to prepare a pre-money valuation of the Corporation’s Class A Common Stock as of that December 31 and determine a per share valuation. The Equivalent Dividend Payment will be divided by the per share value determined by the independent appraiser to determine the number of shares of Class A Common Stock to be issued to each holder of Shares as payment of the dividends due on such Shares. As an example and by way of clarification, assume (a) a holder purchased 62,500 Shares at the Original Issue Price of $1.60 per share (before the Stock Split) for a total investment of $100,000, (b) the Shares had been issued and outstanding for a full calendar year and (c) the independent valuation was set at $2.00 per share for that year, then the Equivalent Dividend Payment would be $8,000 ((62,500 X $1.60) X 8%), and the number of shares of Class A Common Stock issued as an in-kind dividend payment would be 4,000 ($8,000 ÷ $2.00).

3.3 Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series A Preferred Stock, such payment will be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the Shares held by each such holder.

4. Voting. Each holder of outstanding Shares of Series A Preferred Stock will be entitled to vote with holders of outstanding shares of the Class A Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each Share of Series A Preferred Stock will be entitled to that number of votes equal to the number of shares of Class A Common Stock into which the Share is convertible pursuant to Section 5 of this Article 9 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares of Series A Preferred Stock will be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.

5. Conversion.

5.1 Right to Convert; Automatic Conversion.

(a) Right to Convert. Subject to the provisions of this Section 5 of this Article 9, at any time and from time to time on or after the Issuance Date, any holder of Series A Preferred Stock will have the right by written election to the Corporation to convert any or all outstanding Shares of Series A Preferred Stock (including any fraction of a share) into that number of shares of fully paid and nonassessable Class A Common Stock computed by multiplying the number of shares of Series A Preferred Stock being converted by a fraction, the numerator of which is Original Issue Price and the denominator of which is the Conversion Price.

(b) Automatic Conversion. Subject to the provisions of this Section 5 of this Article 9, in connection with, and on the closing, consummation or effectiveness of, an Automatic Conversion

Event, all of the outstanding Shares of Series A Preferred Stock (including any fraction of a Share) will automatically convert into that number of shares of fully paid and nonassessable Class A Common Stock computed by multiplying the number of shares of Series A Preferred Stock being converted by a fraction, the numerator of which is the Original Issue Price and the denominator of which is the Conversion Price then in effect. All of the outstanding Shares of Series A Preferred Stock will be deemed to have been converted into shares of Class A Common Stock as of immediately prior to the closing or consummation or effectiveness of the Automatic Conversion Event.

(c) Payment of Dividends on Conversion. In addition, upon conversion, the Corporation will pay all accrued and unpaid dividends on such converted shares of Series A Preferred Stock (i) in cash (to the extent such dividends may be paid solely out of the Corporation’s retained earnings legally available for the payment of dividends), or (ii) upon the election of the Board or the holder of Series A Preferred Stock to receive payment of the dividends in kind, by issuing to the holder thereof such number of additional shares of Class A Common Stock as will equal the quotient of the accrued and unpaid dividends on the Series A Preferred Stock with respect to the converted shares divided by the most recent per share value determined by an independent appraiser; provided that if the conversion is the result of an Initial Public Offering that prices prior to May 31, 2020, then accrued and unpaid dividends on the Class A Preferred Stock shall convert pursuant to Section 5.1(c)(ii) hereof assuming a Dividend Payment Date of April 16, 2021 and an independent valuation of $16.00 per share for Class A Common Stock, with any fractional shares resulting from the conversion thereof being rounded down. As an example and by way of clarification, assume (a) a holder purchased 62,500 Shares at the Original Issue Price of $1.60 per share (before the Stock Split) for a total investment of $100,000, (b) the Board had not declared a dividend for two full calendar years, (c) the most recent independent valuation was set at $2.00 per share for Class A Common Stock, (d) no adjustment of the Conversion Price had occurred under Section 5.1(d) of this Article 9, and (e) the holder elects to convert under Section 5.1(a) of this Article 9, then the holder’s Shares would convert into (1) 62,500 shares of Common Stock under Section 5.1(a) and (2) the accrued and unpaid dividends of $16,000 ((62,500 X $1.60) X 8% X 2 years) would convert into 8,000 shares ($16,000 of accrued and unpaid dividends ÷ $2.00 per most recent independent appraisal) of Common Stock under this Section 5.1(c) of this Article 9.

(d) Adjustments for Stock Splits and Combinations. In the event of any split, stock dividend, subdivision, combination or reclassification of shares of Common Stock, or other recapitalization of the Corporation, having the effect of increasing or decreasing the number of shares of issued and outstanding Class A Common Stock held by each holder thereof, the Conversion Price will be adjusted proportionately immediately thereafter. The Board (or a committee of the Board) will have the authority to determine the proportionate adjustment of the Conversion Price. Promptly following any adjustment of the Conversion Price, the Corporation will send written notice thereof to all holders of Series A Preferred Stock, which notice will state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Class A Common Stock issuable upon conversion of all shares of Series A Preferred Stock held by each such holder, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

5.2 Procedures for Conversion; Effect of Conversion.

(a) Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series A Preferred Stock pursuant to Section 5.1(a) of this Article 9, a holder will (a) submit a written election to the Corporation that such holder elects to convert Shares, the number of Shares elected to be converted, (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder, and (c) designate the name(s) in which the certificates for the Class A Common Stock should be issued. The conversion of such Shares hereunder will be deemed effective as of the date of surrender of such Series A Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation will as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (a) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Class A Common Stock (including any fractional share) to which such holder will be entitled upon conversion of the applicable Shares as calculated pursuant to Section 5.1(a) of this Article 9 and, if applicable (b) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of Shares of Series A Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election.

(b) Procedures for Automatic Conversion.

(i) Notice Requirement and Waiting Period for Liquidation. If the Automatic Conversion Event is a Liquidation, the Corporation will, within ten (10) days of the date the Board approves such Liquidation, or no later than twenty (20) days of any stockholders’ meeting called to approve such Liquidation, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series A Preferred Stock written notice of the proposed Board or stockholder action on the Liquidation or the involuntary proceeding, as the case may be. Such written notice will describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice will occur, the Corporation will promptly give written notice to each holder of Shares of such material change. The Corporation will not consummate any voluntary Liquidation of the Corporation before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided, that any such period may be shortened upon the written consent of the holders of all the outstanding Shares.

(ii) Notice Requirement for Change in Control. In connection with a Change of Control Transaction, the Corporation will take such actions as are necessary to give effect to the provisions of Section 5 of this Article 9, including, without limitation, (i) in the case of a Change of Control structured as a merger, consolidation or similar reorganization, causing the definitive agreement relating to such transaction to provide for a rate at which the Shares and Common Stock are converted into or exchanged for cash, new securities or other property, or (ii) in the case of a Change of Control structured as an asset sale, as promptly as practicable following such transaction, either dissolving the Corporation and distributing the assets of the Corporation in accordance with applicable law and, in the case of both (i) and (ii), giving effect to the provisions of this Section 5 of this Article 9. The Corporation will promptly provide to the holders of Shares of Series A Preferred Stock such information concerning the terms of such Change of Control, the value of the assets of the Corporation as may reasonably be requested by the holders of Series A Preferred Stock, and the date that the Shares will be converted into the Class A Common Stock.

(iii) Notice Requirement for an Initial Public Offering. The Corporation will notify the holders of Shares of the Corporation’s plans to commence an Initial Public Offering no later than the date that the Corporation announces such plans to the public. In addition, as promptly as practicable following such Initial Public Offering (but in any event within five (5) days thereafter), the Corporation will send each holder of Shares of Series A Preferred Stock written notice of the closing of the Initial Public Offering.

(iv) Notice Requirements upon Majority Vote. If a majority of the holders of the Shares vote to approve the automatic conversion of the Shares into Class A Common Stock, the Corporation will promptly provide to the holders of Shares of Series A Preferred Stock notice of such vote by the holders and the date established for the conversion to be effective.

(v) Conversion Procedures. Upon receiving the notices set forth in Sections 5.2(b)(i) through (iv) of this Article 9 with respect to an Automatic Conversion Event, the holder of the Shares will (i) surrender to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder, and (ii), if applicable, designate the name(s) in which the certificates for the Class A Common Stock should be issued. Upon the surrender of such certificate(s) and accompanying materials, the Corporation will as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Class A Common Stock (including any fractional share) to which such holder will be entitled upon conversion of the applicable Shares. If the holder fails to surrender to the Corporation the certificate or certificates representing the Shares being converted, the Corporation may nevertheless effectuate the actions necessary to convert the Shares, including but not limited to cancelling and/or endorsing the certificates for the Shares and issuing the appropriate number of shares of Class A Common Stock to the holder. In any event, in connection with an Automatic Conversion Event, the conversion will be deemed to have occurred immediately before the closing, consummation or effectiveness of the Automatic Conversion Event and the holder entitled to receive the shares of Class A Common Stock issuable upon such conversion will be treated for all purposes as the record holder of the Class A Common Stock.

(c) Effect of Conversion. All Shares of Series A Preferred Stock converted as provided in this Section 5.2 of this Article 9 will no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares will immediately cease and terminate as of such time, other than the right of the holder to receive shares of Class A Common Stock and payment in lieu of any fraction of a Share in exchange therefor.

5.3 Reservation of Stock. The Corporation will at all times when any Shares of Series A Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Class A Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock pursuant to this Section 5 of this Article 9, taking into account any adjustment to such number of shares so issuable in accordance with Section 5.1(d) of this Article 9 hereof. The Corporation will take all such actions as may be necessary to assure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class A Common Stock may be listed (except for official notice of issuance which will be immediately delivered by the Corporation upon each such issuance). The Corporation will not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A Preferred Stock.

5.4 No Charge or Payment. The issuance of certificates for shares of Class A Common Stock upon conversion of Shares of Series A Preferred Stock pursuant to Section 5.1 of this Article 9 will be made without payment of additional consideration by, or other charge or cost to, the holder in respect thereof.

5.5 Fully Paid Shares Issued upon Conversion. All shares of Class A Common Stock issued by the Corporation upon conversion of the Shares of Series A Preferred Stock will be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

6. No Reissuance of Series A Preferred Stock. Any Shares of Series A Preferred Stock redeemed, converted or otherwise acquired by the Corporation or any Subsidiary will be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares will thereafter be reissued, sold or transferred.

7. Notices.

7.1 Holders’ Entitlement to Notices of Record Dates and other Matters. In the event (i) that the Corporation will take a record of the holders of its Class A Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or (ii) of any capital reorganization of the Corporation, any reclassification of the Class A Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation; then, and in each such case, the Corporation will send or cause to be sent to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least twenty (20) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (a) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (b) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation will close or a record will be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) will be entitled to exchange their shares of Class A Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Class A Common Stock.

7.2 Notice Procedures. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as will be specified in a notice given in accordance with this Section 7 of this Article 9).

8. Amendment and Waiver. No provision of this Article 9 may be amended, modified or waived except by an instrument in writing executed by the Corporation and the holders of a majority of the Series A Preferred Stock, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of a Share of Series A Preferred Stock. Any delay or failure by the Corporation or a holder of Shares to enforce any provision of this Article 9 will not operate or be construed to be a waiver of any future enforcement of that provision or any other provision or a waiver by any other holder.

9. Application of Stockholders’ Agreement. The Shares will be subject to the terms of any Stockholders’ Agreement applicable generally to shares of the Class A Common Stock, and each holder acquiring any Shares will join in and become a party to such Stockholders’ Agreement as a condition to being issued any Shares of Series A Preferred Stock.

Article 10. Share Rights and Restrictions

10.1. Voting Rights

Except as otherwise expressly provided by the law of the State of Delaware or this Amended and Restated Certificate of incorporation or a resolution of the board of directors providing for the issue of a series of Series A Preferred Stock, the holders of the Class A common stock shall possess exclusive voting power for the election of directors and for all other purposes, including the right to vote on questions of merger, consolidation and the sale of substantially all the assets of the Corporation. Every holder of record of Class A common stock and Series A Preferred Stock entitled to vote shall be entitled to one vote for each share held.

10.2. Effect of Stockholders’ Agreement

The rights of all shares of stock of the Corporation shall be subject to the restrictions set forth in a stockholders’ agreement to be executed by all stockholders of the corporation on July 1, 2014. All persons purchasing or otherwise receiving shares of stock in the corporation subsequent to the execution of such agreement shall, as a condition precedent to becoming stockholders of the Corporation, become parties to such agreement. The certificates representing shares of stock of the Corporation shall bear on their face the following legend so long as the above-mentioned stockholders’ agreement remains in effect:

RESTRICTIONS ON SALE OR TRANSFER OF STOCK. This stock certificate and the shares represented thereby is issued and shall be held subject to those particular qualifications, limitations and restrictions concerning the sale or transfer of stock as set forth in the Amended and Restated Stockholders’ Agreement by and among the Corporation and its stockholders dated December 31, 2014, which matters are hereby referred to and made a part hereof, to all of which the holder of this certificate assents.

Article 11. Stockholders

11.1. Amendment of Bylaws

The board of directors has the power to make, repeal, amend and alter the bylaws of the Corporation, to the extent provided in the bylaws. However, the paramount power to repeal, amend and alter the bylaws, or to adopt new bylaws, is vested in the stockholders of the Corporation’s Class A common stock. This power may be exercised by a vote of a majority of such stockholders present at any annual or special meeting of the stockholders. Moreover, the directors have no power to suspend, repeal, amend or otherwise alter any bylaw or portion of any bylaw so enacted by the Class A common stock stockholders, unless the stockholders, in enacting any bylaw or portion of any bylaw, otherwise provide.

11.2. Personal Liability of Stockholders

The private property of the stockholders of this corporation is not subject to the payment of corporate debts, except to the extent of any unpaid balance of subscription for shares.

11.3. S Corporation Election

In the event the stockholders of the Corporation ever elect to be taxed pursuant to the S Corporation provisions of the Internal Revenue Code of 1986, as amended (“Election”), then to the extent allowed by law, the Corporation and the board of directors will each year, on or before the due date(s) for estimated payment(s) of federal and applicable state and local income taxes, pay to the stockholders, by way of salary, bonus, dividend or otherwise, sufficient money for each Stockholder to pay the federal and applicable state and local income taxes due for the applicable time periods. In the event of an Election, neither any Stockholder nor any of the officers of the Corporation may, without the prior written consent of the record holders of more than fifty percent (50%) of the then outstanding shares of stock in the Corporation, make or effect any transfer of any shares of stock in the Corporation that would cause a termination or invalidation of the Election.

11.4. Actions by Written Consent

Whenever the vote of stockholders at a meeting of stockholders is required or permitted to be taken for or in connection with any corporate action by any provision of the corporation law of the State of Delaware, or of this Amended and Restated Certificate of Incorporation or of the bylaws authorized or permitted by that law, the meeting and vote of stockholders may be dispensed with if the proposed corporate action is taken with the written consent of the holders of stock having a majority of the total number of votes which might have been cast for or in connection with that action if a meeting were held; provided that in no case shall the written consent be by the holders of stock having less than the minimum percentage of the vote required by statute for that action, and provided that prompt notice is given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent.

Article 12. Amendments

The Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change or repeal any provision contained in its Amended and Restated Certificate of Incorporation, as amended, to the extent and in the manner now or in the future permitted or prescribed by statute, and all rights conferred in this Amended and Restated Certificate of Incorporation upon stockholders are granted subject to that reservation.

Article 13. Forum

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the Delaware General Corporation Law or the bylaws of the Corporation or this Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article 13, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. If any action the subject matter of which is within the scope of clause (a) above is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) above and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article 13. Notwithstanding the foregoing, the provisions of this Article 13 shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article 13 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 13 (including, without limitation, each portion of any paragraph of this Article 13 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.